Exhibit 99.1

BSD Medical Files Year End (10-K) Report—Sales Up 81% over Prior Year

SALT LAKE CITY, Utah November 14, 2008—BSD Medical Corp. (NASDAQ:BSDM) today announced that the company  has filed its Form 10-K report for the year ending August 31, 2008 with the Securities and Exchange Commission, and has released the following highlights of results for the company’s fiscal year 2008:

●	Sales were up 81% compared to the prior year
●	Gross margin rose from 44% in the prior year to 59% for the current year
●	Loss from operations decreased by 33%, compared to the prior year
●	Net cash used in operating activities decreased by 82%, compared to the prior year

A copy of the Company’s Form 10-K filing can be obtained at BSD Medical’s website (www.BSDMedical.com) or through other sources.

Other Highlights from Fiscal Year 2008

In addition to the financial report, the company noted the following as some of the important events and accomplishments for the fiscal year:

●	The company applied for (and subsequently received) FDA marketing clearance for the MicroThermX-100 Microwave Ablation System
●	Under FDA’s guidance, the company devoted significant time and resources in the ongoing effort to secure a PMA approval for the BSD-2000 hyperthermia system
●	BSD Medical became listed on the NASDAQ Stock Exchange
●	Medicare reimbursement for hyperthermia therapy was significantly increased
●	The number of hyperthermia systems purchased in the U.S. and the world increased significantly
●	The company purchased the building used as its headquarters
●	New applicators were developed for the BSD-2000/3D/MR to allow for the treatment of children as well as adults
●	The company participated in numerous medical conferences around the world presenting its systems and their associated therapies
●	12-year survival data from the Dutch cervical cancer study was published, showing a lasting survival advantage from adding hyperthermia therapy to radiation
●	The company has seven new patent applications pending
●	Numerous medical publications added support to the company’s therapies.

About BSD Medical Corporation

BSD Medical Corporation designs and produces cancer therapy systems that deliver precision focused microwave and/or RF generated heat to destroy cancer cells and improve the response of cancer to radiation therapy.  The company’s cancer treatment systems have been employed in many clinical trials, and have been used to treat thousands of cancer patients.  For further information, visit BSD Medical’s company website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.